Stereotaxis Announces Preliminary Third Quarter 2013 Financial Results in Preparation for Rights Offering

ST. LOUIS, MO, October 23, 2013 – Stereotaxis, Inc. (NASDAQ: STXS) today released certain preliminary financial results for the 2013 third quarter in anticipation of its previously announced rights offering of common stock, which is expected to commence in the near future.

Third Quarter 2013 Preliminary Financial Results:

·	Total revenue of approximately $10.6 million to $11.1 million, with system revenue between $4.4 million and $4.6 million and recurring revenue of approximately $6.2 million to $6.5 million

·	One new Niobe® system order added to backlog with an estimated ending capital backlog of $5.2 million to $5.6 million

·	Utilization decline of about 11% from the prior year third quarter and 12% from the 2013 second quarter

·	Operating expenses of between $8.2 million and $8.6 million

·	Non-cash mark-to-market expense primarily related to recent capital transactions with convertible note holders and other equity investors of approximately $50 million

·	Cash and cash equivalents of approximately $8.4 million at September 30, 2013 and an estimated quarterly cash burn of $1.0 million to $2.0 million

William Mills, Stereotaxis Board Chairman and Interim Chief Executive Officer, commented, “On a sequential basis, we achieved system revenue improvement in the third quarter, delivering three capital orders to revenue. We also significantly improved our balance sheet through transactions announced in August, which added approximately $11.7 million in new capital and extinguished our convertible notes. In addition, we eliminated the $3 million of available advances guaranteed by Alafi Capital Company and an affiliate of Sanderling Venture Partners, paid down the remainder of our Silicon Valley Bank term note, and secured an extension of our revolving credit facility with Silicon Valley Bank through March 31, 2014.

“While we continued to be challenged to grow utilization, we believe our release of the Vdrive™ with V-Sono™ system in the U.S. and full entry of the Niobe® platform into the Japan market, which we announced today, provide us with potentially significant growth opportunities.”

The financial results in this release are preliminary and subject to change pending the Company’s announcement of definitive results for the third quarter of 2013 and the filing of its Form 10-Q for the third quarter of 2013, which are scheduled for release in November. The preliminary financial results presented in this release are based solely upon information available to the Company as of the date of this release, are not a comprehensive statement of the Company’s financial results or positions as of or for the three months ended September 30, 2013, and are subject to change pending the Company’s announcement of definitive financial results.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital's interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis' core Epoch™ Solution includes the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. The V-Sono™ ICE catheter manipulator has received U.S. clearance, and the V-Loop™ circular catheter manipulator is currently in clinical trials in order to obtain clearance by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital or otherwise address ongoing liquidity challenges on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms or at all, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, the outcome of various shareholder litigation filed against Stereotaxis, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Marty Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com